Filed Pursuant to Rule 433

Dated January 13, 2025
Registration Statement No. 333-273045
Relating to Preliminary Prospectus Supplement

Dated January 13, 2025 to

Prospectus dated June 30, 2023

DEERE & COMPANY

5.450% Notes due 2035

5.700% Notes due 2055

Term Sheet dated January 13, 2025

Issuer:	Deere & Company
Trade Date:	January 13, 2025
Type of Offering:	SEC registered
Expected Ratings*:	A1 by Moody’s Investors Service, Inc. A by Standard and Poor’s Ratings Services A+ by Fitch Ratings, Inc.
Settlement Date**:	January 16, 2025 (T+3)
Security:	5.450% Notes due 2035 (the “2035 Notes”) 5.700% Notes due 2055 (the “2055 Notes”)
Size:	2035 Notes: $1,250,000,000 2055 Notes: $750,000,000
Stated Maturity Date:	2035 Notes: January 16, 2035 2055 Notes: January 19, 2055
Interest Payment Dates:	2035 Notes: January 16 and July 16, commencing on July 16, 2025 2055 Notes: January 19 and July 19, commencing on July 19, 2025 (long first coupon)
Benchmark Treasury:	2035 Notes: 4.250% UST due November 15, 2034 2055 Notes: 4.250% UST due August 15, 2054
Benchmark Treasury Yield and Price:	2035 Notes: 4.798%; 95-23+ 2055 Notes: 4.991%; 88-19+

Yield to Maturity:	2035 Notes: 5.478% 2055 Notes: 5.741%
Spread to Benchmark Treasury:	2035 Notes: 68 basis points 2055 Notes: 75 basis points
Coupon (Interest Rate):	2035 Notes: 5.450% per year 2055 Notes: 5.700% per year
Price to Public:	2035 Notes: 99.787% of principal amount, plus accrued interest, if any, from January 16, 2025 2055 Notes: 99.416% of principal amount, plus accrued interest, if any, from January 16, 2025
Net Proceeds to the Issuer (before expenses):	2035 Notes: $1,241,400,000 2055 Notes: $739,057,500
Optional Redemption:

2035 Notes: Make-whole call based on U.S. Treasury + 0.150% (+15 basis points); if, however, the Notes are redeemed on or after October 16, 2034, the redemption price will be equal to 100% of the principal amount of the 2035 Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

2055 Notes: Make-whole call based on U.S. Treasury + 0.150% (+15 basis points); if, however, the Notes are redeemed on or after July 19, 2054, the redemption price will be equal to 100% of the principal amount of the 2055 Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

CUSIP / ISIN:	2035 Notes: 244199 BL8 / US244199BL82 2055 Notes: 244199 BM6 / US244199BM65
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC
Co-Managers:

Academy Securities, Inc.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

ING Financial Markets LLC

Lloyds Securities Inc.

Loop Capital Markets LLC

Nordea Bank Abp

PNC Capital Markets LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or TD Securities (USA) LLC toll-free at 1-855-495-9846.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.